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                                                               (ROTHSCHILD LOGO)

February 1, 2006

Mr. James B. McCurry
President and Chief Executive Officer
PRG-Schultz International, Inc.
600 Galleria Parkway, Suite 100
Atlanta, Georgia 30339

Dear Mr. McCurry:

     This letter (the "Letter Agreement") shall confirm our understanding that the Completion Fee has, as of the date hereof, been fully earned and shall be payable, net of applicable credits, if any, upon the earliest of (i) the date of consummation of the Restructuring (as defined in that certain Restructuring Support Agreement dated as of December 23, 2005 (as amended on February 1,
2006), among the Company and certain beneficial owners of the Company's 4-3/4% Convertible Subordinated Notes due 2006), (ii) the date of consummation of any alternative Transaction, including any M&A Transaction (in which case the Completion Fee shall be payable in lieu of an M&A Fee), and (iii) August 31, 2006.

     Notwithstanding the foregoing, in the event a Bankruptcy Case is commenced under the Bankruptcy Code by or against the Company or any of its subsidiaries, or any combination thereof, this Letter Agreement shall immediately terminate and be deemed null and void and of no further force or effect, and the rights and responsibilities of the Company and Rothschild shall be determined solely under the original terms of the Engagement Letter.

     Except as expressly amended hereby, the Engagement Letter is in all respects ratified and confirmed and all the terms thereof shall be and remain in full force and effect.

     Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the letter agreement dated as of September 14, 2005 between PRG-Schultz International, Inc., collectively with its direct and indirect subsidiaries (the "Company") and Rothschild Inc. ("Rothschild") (the "Engagement Letter").

     In addition, the parties hereto expressly agree that the Indemnification Agreement dated as of September 14, 2005 (the "Indemnity Agreement") providing for the indemnification by the Company of Rothschild and certain related persons and entities shall remain in full force and effect and, except as provided above, shall be deemed to cover the engagement as amended hereby.

Rothschild Inc.               Neil A. Augustine
1251 Avenue of the Americas   Managing Director
New York, NY 10020            Telephone 212 403-5411
www.rothschild.com            Facsimile 212 403-5454
                              Email neil.augustine@us.rothschild.com

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PRG-Schultz International, Inc.
February 1, 2006
Page 2


     If you are in agreement with the above amendment, please so indicate by signing the enclosed copy of this letter in the space designated below and returning it to us whereupon this amendment shall be binding upon the parties hereto.

                                        Sincerely,

                                        ROTHSCHILD INC.


                                        By: /s/ Neil A. Augustine
                                            ------------------------------------
                                            Neil A. Augustine
                                            Managing Director


Agreed and Accepted:

PRG-SCHULTZ INTERNATIONAL, INC.


By: /s/ James B. McCurry
    ---------------------------------
    James B. McCurry
    President and Chief Executive
    Officer